Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Noble Midstream Partners GP LLC (as general partner of Noble Midstream Partners LP):

We consent to the incorporation by reference in the registration statement (No. 333-209573) on Form S-8 of Noble Midstream Partners LP of our report dated February 14, 2017, with respect to the consolidated balance sheets of Noble Midstream Partners LP (including its Predecessor as defined in Note 1 and collectively, the Partnership) and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive income, statement of changes in equity, and statement of cash flows for each of the years in the three-year period ended December 31, 2016, and all related financial statement schedules, which reports appear in the December 31, 2016 annual report on Form 10-K of Noble Midstream Partners LP.

Our report refers to a change in the method of accounting for computing depreciation to the straight-line method of depreciation.

/s/ KPMG LLP

Houston, Texas
February 14, 2017